For the six months ended (a) 12/31/96
File number (c)811-5951

                                  SUB-ITEM 77C
               Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals.

1.   Approval that Edward D. Beach, Stephen C. Eyre, Delayne
D. Gold, Robert F. Gunia, Don G. Hoff, Robert E. LaBlanc, Mendel A. Melzer, Richard A. Redeker, Robin B. Smith, Stephen Stoneburn and Nancy H. Teeters are duly elected to serve as Directors of the Fund until the earlier to occur of
(i)the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2. Approval that the proposed elimination of the Fund's fundamental investment restriction relating to investment in securities of unseasoned issuers, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    103,661,586              12,429,536

3. RESOLVED, that the proposed amendment of the Fund's fundamental investment restriction relating to securities lending, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    103,912,513              11,860,933

3. Approval that the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative              Negative
                    votes cast               votes cast
                    140,963,917              2,948,982